Exhibit 10.3

Form of Restricted Stock Award

     RESOLVED, that the Company issue to            restricted shares of the Common Stock of the Company, $1.00 par value per share (the “Restricted Shares”) under the Company’s 2002 Director & Officer Long-Term Incentive, all of which shares are to vest on        in the year    , subject to continued employment with the Company;

     RESOLVED FURTHER, that if         does not remain employed by the Company other than by death or disability, the Restricted Shares shall be forfeited to the Company to become treasury shares of the Company;

     RESOLVED FURTHER, that in the event       does not remain employed by the Company due to his disability, all Restricted Shares shall immediately vest;

     RESOLVED FURTHER, that upon the death of the employee while in active service, all Restricted Shares shall immediately vest with the estate of the deceased being the beneficiary;

     RESOLVED FURTHER, that pending vesting of the Restricted Shares,        shall be entitled to dividends paid with respect to the Restricted Shares;

     RESOLVED FURTHER, that the Restricted Shares shall be issued pursuant to the 2002 Director & Officer Long Term Incentive Plan of the Company and are subject to and governed by the additional terms and conditions of that Plan, including (without limitation) the change of control provisions of Section 16 of the Plan;

     RESOLVED FURTHER, that when the Restricted Shares are issued and delivered to        , they shall be fully paid and non-assessable and subject to the conditions described above;